Exhibit 99.2

VAREX IMAGING COMPLETES SEPARATION FROM

VARIAN MEDICAL SYSTEMS, LISTS ON THE NASDAQ STOCK MARKET

SALT LAKE CITY, Utah, January 30, 2017 – Varex Imaging Corporation (Nasdaq: VREX) today announced that its spin-off from Varian Medical Systems (NYSE: VAR) has been successfully completed. The common stock of Varex Imaging, a new independent public company, will begin trading “regular way” today on the Nasdaq Global Select Market under the ticker symbol “VREX”.

Under the terms of the previously announced separation, Varian stockholders received 0.4 of a share of Varex stock for every one share of Varian stock they held as of the record date of January 20, 2017. Varex shares were distributed at 12:01 am Pacific Time on January 28, 2017 in a distribution that is intended to be tax-free for U.S. federal income tax purposes. Varex has approximately 38 million shares outstanding.

In connection with the separation, Varex made a $200 million cash payment to Varian. Varex funded this payment and related expenses from its $300 million revolving credit facility. The balance of undrawn funds remain available to fund working capital needs and other general corporate purposes.

“The past few months have been very busy as we prepared for the spin-off of Varex Imaging and also announced the planned acquisition of the Medical Imaging business of PerkinElmer,” said Sunny Sanyal, President and Chief Executive Officer of Varex Imaging. “Much of our time recently has been filled with meetings, calls and roadshow presentations with the investor and analyst community. Overall, the past year has been an exciting time for us and I want to thank all the people at Varian and Varex who devoted so much time and effort to make the separation a success,” Sanyal added.

Varex Management

The new President and Chief Executive Officer of Varex Imaging is Sunny Sanyal (previously President of the Varian Imaging Components business). The new Chief Financial Officer is Clarence Verhoef (previously Varian Corporate Controller). The new General Counsel and Corporate Secretary is Kim Honeysett (previously Vice President and Assistant General Counsel and Assistant Corporate Secretary for Varian).

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1678 S. Pioneer Road  |  Salt Lake City, UT 84104  |  801.972.5000

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Varex Board Members

•	Dr. Ruediger Naumann-Etienne is Chairman of the Board of Varex Imaging Corporation. He has been the Owner and Managing Director of Intertec Group, an investment company specializing in the medical device field, since 1989.

•	Sunny Sanyal is Varex’s President and Chief Executive Officer.

•	Christine A. Tsingos has been the Chief Financial Officer of Bio-Rad Laboratories, Inc. a global provider of life science research and clinical diagnostic products, since 2002.

•	Dow R. Wilson is President and Chief Executive Officer of Varian Medical Systems.

•	Dr. Erich R. Reinhardt is currently the Chairman of the Board of Medical Valley Europaische Metropol Region in Nürnberg in Germany. Previously, he was President and Chief Executive Officer of Siemens Healthcare (formerly Siemens Medical Solutions).

•	Jay K. Kunkel is Senior Vice President and President, Asia-Pacific Operations of Leer Corporation. He has extensive experience in Asia that includes his current role and previous senior management positions with Continental A.G. and SRP International Group Ltd.

Additional information about Varex’s management, board of directors and corporate governance can be accessed via the Investors section of the company’s website at www.vareximaging.com.

As previously disclosed, Varex expects revenues for fiscal year 2017 to grow by 3-4 percent over the approximately $620 million recorded for fiscal year 2016 as set forth in the company’s Form 10 filing with the SEC. Assuming approximately 38 million shares outstanding and a 35 percent tax rate, Varex anticipates that GAAP net earnings per diluted share for the second through the fourth quarters of fiscal year 2017 will be in the range of $1.20 to $1.30. Going forward Varex will provide annual guidance.

Varex intends to file a 10-Q for the first quarter of fiscal year 2017 approximately at the end of February 2017. Prior to the filing of Varex’s 10-Q, Varian is expected to file financial information related to the discontinued operations of its Imaging Components business that is not anticipated to be comparable to the financial information included in Varex’s Form 10.

J.P. Morgan Securities LLC and Wachtell, Lipton, Rosen & Katz acted as the respective financial and legal advisors in connection with the separation.

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1678 S. Pioneer Road  |  Salt Lake City, UT 84104  |  801.972.5000

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About Varex Imaging

Varex Imaging Corporation is a leading innovator, designer and manufacturer of X-ray imaging components, which include tubes, digital flat panel detectors and other image processing solutions, which are key components of X-ray imaging systems. Varex’s components are used in medical imaging as well as in industrial and security imaging applications. With a 65+ year history of successful innovation, global OEM manufacturers of X-ray imaging system use the company’s X-ray sources, digital detectors, connecting devices and imaging software as components in their systems to detect, diagnose and protect. Varex employs approximately 1,400 people located at manufacturing and service center sites in North America, Europe, and Asia. For more information about Varex, visit www.vareximaging.com.

Forward Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; customer demand and acceptance of products or technology; the company’s future orders, revenues, or earnings growth or other financial results; the ability of the company’s technology and products to achieve stated results or outcomes; the company’s ability to complete the acquisition of certain assets of PerkinElmer; and any statements using the terms “planned,” “future,” “anticipate,” “expects,” “intends,” “going forward,” “assume,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; demand for the company’s products; the company’s ability to develop, commercialize and deploy new products; the impact of competitive products and pricing; the company’s ability to complete the proposed acquisition of certain assets of PerkinElmer, or at all; the company’s ability to integrate the operations, products and technology of PerkinElmer; and the other risks listed from time to time in the company’s Registration Statement on Form 10 and other filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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For Information Contact:

Howard Goldman

Director of Investor & Public Relations

Varex Imaging Corporation

801.978.5274 | howard.goldman@vareximaging.com

1678 S. Pioneer Road  |  Salt Lake City, UT 84104  |  801.972.5000